EXHIBIT 4.3

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT is dated as of January 31, 2007 (the “Agreement”), by and among CPG International I Inc., a Delaware corporation (the “Company”), CPG International Inc., a Delaware corporation (“Holdings”), and each of the subsidiary guarantors listed on Exhibit A attached hereto (collectively with Holdings, the “Guarantors” and the Guarantors, together with the Company, the “Issuers”), on the one hand, and AEA Mezzanine Funding LLC and AEA Mezzanine (Unleveraged) Fund LP (collectively, the “Purchasers”), on the other hand.

This Agreement is entered into in connection with the Purchase Agreement by and among the Issuers, the Purchasers and certain other purchasers named therein, dated as of January 31, 2007 (the “Purchase Agreement”) which provides for, among other things, the sale by the Company to the Purchasers of $16.5 million aggregate principal amount of the Company’s Senior Floating Rate Notes due 2012 (the “Notes”) which will be guaranteed on an unsecured senior basis by each of the Guarantors (the “Guarantees”). References herein to the “Securities” refer to the Notes and the Guarantees collectively. In order to induce the Purchasers to enter into the Purchase Agreement, the Issuers have agreed to provide the registration rights set forth in this Agreement for the sole benefit of the Purchasers and not for the benefit of any subsequent holder or holders of the Securities.

In consideration of the foregoing, the parties hereto agree as follows:

1.        Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Closing Date” shall mean the Closing Date as defined in the Purchase Agreement.

“Company” shall have the meaning set forth in the preamble and shall also include the Company’s successors.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Guarantors” shall have the meaning set forth in the preamble and shall also include any Guarantor’s successors.

“Holders” shall mean the Purchasers, for so long as they own any Registrable Securities.

“Indenture” shall mean the Indenture relating to the Securities dated as of July 5, 2005 among the Issuers and Wells Fargo Bank, N.A., as trustee, and as the same may be amended and supplemented from time to time in accordance with the terms thereof.

“Inspector” shall have the meaning set forth in Section 3(m) hereof.

“Majority Holders” shall mean the Holders of a majority of the aggregate principal amount of outstanding Registrable Securities; provided that whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities owned directly or indirectly by the Company or any of its subsidiaries shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage or amount.

“Person” shall mean an individual, partnership, limited partnership, limited liability company, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Prospectus” shall mean the prospectus included in a Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including a prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Shelf Registration Statement, and by all other amendments and supplements to such prospectus, and in each case including any document incorporated by reference therein.

“Purchase Agreement” shall have the meaning set forth in the preamble.

“Purchasers” shall have the meaning set forth in the preamble.

“Registrable Securities” shall mean the Securities sold to the Purchasers on the Closing Date, for so long as they are owned directly or indirectly by the Purchasers; provided that the Securities shall cease to be Registrable Securities (i) when a Registration Statement with respect to such Securities has been declared effective under the Securities Act and such Securities have been disposed of pursuant to such Registration Statement, (ii) when such Securities are eligible to be sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the Securities Act or (iii) when such Securities cease to be outstanding.

“Registration Expenses” shall mean any and all expenses incident to performance of or compliance by the Issuers with this Agreement, including, without limitation, (i) all SEC, stock exchange or National Association of Securities Dealers, Inc. registration and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel for any Underwriters or Holders in connection with blue sky qualification of any Registrable Securities), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, any Prospectus and any amendments or supplements thereto, any underwriting agreements, securities sales agreements or other similar agreements and any other documents relating to the performance of and compliance with this Agreement, (iv) all rating agency fees, (v) all fees and disbursements relating to the qualification of the Indenture under applicable securities laws, (vi) the fees and disbursements of the Trustee and its counsel, (vii) the fees and disbursements of counsel for the Issuers and the reasonable fees and disbursements of one counsel for the Holders (which counsel shall be selected by the Majority Holders) and (viii) the fees and disbursements of the independent public accountants of the Issuers, including the expenses of any special audits or “comfort” letters required by or incident to the performance of and compliance with this Agreement, but excluding fees and expenses of counsel to the Underwriters (other than fees and expenses set forth in clause (ii) above) or the Holders and underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder.

“SEC” shall mean the Securities and Exchange Commission.

“Securities” shall have the meaning set forth in the preamble.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Effectiveness Period” shall have the meaning set forth in Section 2(a) hereof.

“Shelf Registration” shall mean a registration effected pursuant to Section 2(a) hereof.

“Shelf Registration Statement” shall mean a “shelf” registration statement of the Issuers that covers all the Registrable Securities (and may cover other securities of the Issuers) on an appropriate form (including, without limitation, Form S-1 or Form S-3) under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein. To the extent the Issuers are eligible (i) a Shelf Registration Statement on Form S-1 may be refiled at any time on Form S-3, (ii) the Shelf Registration Statement may be filed in the form of an “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act), and (iii) the Shelf Registration Statement may be refiled at any time as an automatic shelf registration statement.

“Staff” shall mean the staff of the SEC.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended from time to time.

“Trustee” shall mean the trustee with respect to the Securities under the Indenture.

“Underwriter” shall have the meaning set forth in Section 3 hereof.

“Underwritten Offering” shall mean an offering in which Registrable Securities are sold to an Underwriter for reoffering to the public.

2.	Registration Under the Securities Act

. (a) Upon the written demand (the “Shelf Demand”) of the Majority Holders, the Issuers shall be required to file, on one and only one occasion, a Shelf Registration Statement with the SEC to cover resales of the Registrable Securities. In that case, the Issuers will use their commercially reasonable efforts to (a) file the Shelf Registration Statement, (b) cause the Shelf Registration Statement to declared effective under the Securities Act by the 240th day after they receive the Shelf Demand and (c) maintain the effectiveness of the Shelf Registration Statement during the Shelf Effectiveness Period (defined below).

The Issuers agree to use their commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the earliest of (i) two years from the date the Shelf Registration Statement is declared effective under the Securities Act, (ii) the expiration of the period referred to in Rule 144(k) (or any similar rule then in force, but not Rule 144A) under the Securities Act with respect to the Registrable Securities or (iii) such shorter period that will terminate when all the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement (the “Shelf Effectiveness Period”). The Issuers further agree to supplement or amend the Shelf Registration Statement and the related Prospectus if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registration or if reasonably requested by a Holder of Registrable Securities with respect to information relating to such Holder, and to use their commercially reasonable efforts to cause any such amendment to become effective and such Shelf Registration Statement and Prospectus to become usable as soon as thereafter practicable. The Issuers agree to furnish to the Holders of Registrable Securities copies of any such supplement or amendment promptly after its being used or filed with the SEC. The Shelf Registration Statement may cover any securities of the Issuers in addition to the Registrable Securities.

(b)          The Issuers shall pay all Registration Expenses in connection with the registration pursuant to Section 2(a) hereof. Each Holder shall pay all underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities pursuant to the Shelf Registration Statement.

(c)          A Shelf Registration Statement pursuant to Section 2(a) hereof will not be deemed to have become effective unless it has been declared effective by the SEC.

In the event that the Shelf Registration is not declared effective by the date specified in Section 2(a) (the “Target Registration Date”), the interest rate on the Registrable Securities will be increased by (i) 0.25% per annum for the first 90-day period immediately following the Target Registration Date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the Shelf Registration Statement, if required hereby, is declared effective by the SEC or the Securities become freely tradable under the Securities Act, at which time the interest rate on the Registrable Securities will revert to the original interest rate borne by such Registrable Securities.

If the Shelf Registration Statement, if required hereby, has been declared effective and thereafter either ceases to be effective or the Prospectus contained therein ceases to be usable at any time during the Shelf Effectiveness Period, and such failure to remain effective or usable exists for more than 60 days (whether or not consecutive) (plus any time required in connection with updating the Shelf Registration Statement in accordance with Section 10(a)(3) of the Securities Act) in any 12-month period, then the interest rate on the Registrable Securities will be increased by 0.25% per annum for the first 90-day period immediately commencing on the 61st day (whether or not consecutive) in any 12-month period, which rate shall be increased by an additional 0.25% per annum at the beginning of each subsequent 90-day period, and continue thereafter, in each case until the Shelf Registration Statement has again been declared effective or the Prospectus again becomes usable, at which time the interest rate on the Registrable Securities will revert to the original interest rate borne by such Registrable Securities.

Notwithstanding the foregoing, the maximum aggregate increase in the interest rate borne by the Registrable Securities pursuant to this Section 2(c) shall in no event exceed 1.00% per annum. For the avoidance of doubt, in no event shall the interest rate increase with respect to Securities not purchased by the Purchasers on the Closing Date, or with respect to any other securities of the Issuers, as a result of this Section 2(c).

(d)          Without limiting the remedies available to the Holders, the Issuers acknowledge that any failure by the Issuers to comply with their obligations under Section 2(a) hereof may result in material irreparable injury to the Holders for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of any such failure, the Holders may obtain such relief as may be required to specifically enforce the Issuers’ obligations under Section 2(a) hereof.

3.            Registration Procedures. In connection with their obligations pursuant to Section 2(a) hereof, the Issuers shall as expeditiously as reasonably possible:

(a)          prepare and file with the SEC the Shelf Registration Statement on the appropriate form under the Securities Act, which form (x) shall be selected by the Issuers, (y) shall be available for the sale of the Registrable Securities by the selling Holders thereof and (z) shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith; and use their commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for the applicable period in accordance with Section 2 hereof;

(b)          prepare and file with the SEC such amendments, supplements and post-effective amendments to the Shelf Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period in accordance with

Section 2 hereof and cause each Prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; and keep each Prospectus current during the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the Registrable Securities;

(c)          furnish to the Holders, to counsel for such Holders (which counsel shall be selected by Holders of a majority in principal amount of Securities covered by the Shelf Registration) and to each Underwriter of an Underwritten Offering of Registrable Securities, if any, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto, in order to facilitate the sale or other disposition of the Registrable Securities thereunder; and the Issuers consent to the use of such Prospectus and any amendment or supplement thereto in accordance with applicable law by each of the selling Holders of Registrable Securities and any such Underwriters in connection with the offering and sale of the Registrable Securities covered by and in the manner described in such Prospectus or any amendment or supplement thereto in accordance with applicable law;

(d)          use their commercially reasonable efforts to register or qualify the Registrable Securities under all applicable state securities or blue sky laws of such jurisdictions as any Holder of Registrable Securities covered by a Registration Statement shall reasonably request in writing by the time the applicable Registration Statement is declared effective by the SEC; cooperate with the Holders in connection with any filings required to be made with the National Association of Securities Dealers, Inc.; and do any and all other acts and things that may be reasonably necessary or advisable to enable each Holder to complete the disposition in each such jurisdiction of the Registrable Securities owned by such Holder; provided that neither the Company nor any Guarantor shall be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction, (iii) subject itself to taxation in any such jurisdiction if it is not so subject or (iv) make any change to its certificate of incorporation or by-laws or any agreement between it and its stockholders;

(e)          notify each Holder of Registrable Securities, counsel for Holders of Registrable Securities (which counsel shall be selected by Holders of a majority in principal amount of Securities covered by the Shelf Registration) promptly and, if requested by any such Holder or counsel, confirm such advice in writing (i) when the Shelf Registration Statement has become effective and when any post-effective amendment thereto has been filed and becomes effective, (ii) of any request by the SEC or any state securities authority for amendments and supplements to the Shelf Registration Statement and Prospectus or for additional information after the Shelf Registration Statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose, (iv) if, between the effective date of the Shelf Registration Statement and the closing of any sale of Registrable Securities covered thereby, the representations and warranties of any Issuer contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to an offering of such Registrable Securities cease to be true and correct in all material respects or if any Issuer receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, (v) of the happening of any event during the period the Shelf Registration Statement is effective that makes any statement made in such Registration Statement or the related Prospectus untrue in any material respect or that requires the making of any changes in such Registration Statement or Prospectus in order to make the statements therein not misleading and (vi) of any determination by any Issuer that a post-effective amendment to a Registration Statement would be appropriate;

(f)           use their commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement at the earliest possible moment and provide immediate notice to each Holder of the withdrawal of any such order;

(g)          furnish to each Holder of Registrable Securities, without charge, at least one conformed copy of the Shelf Registration Statement and any post-effective amendment thereto (without any documents incorporated therein by reference or exhibits thereto, unless requested);

(h)          cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be issued in such denominations and registered in such names (consistent with the provisions of the Indenture) as the selling Holders may reasonably request at least one Business Day prior to the closing of any sale of Registrable Securities;

(i)           upon the occurrence of any event contemplated by Section 3(e)(v) hereof, use their commercially reasonable efforts to prepare and file with the SEC a supplement or post-effective amendment to the Shelf Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and the Issuers shall notify the Holders of Registrable Securities to suspend use of the Prospectus as promptly as practicable after the occurrence of such an event, and such Holders hereby agree to suspend use of the Prospectus until the Issuers have amended or supplemented the Prospectus to correct such misstatement or omission;

(j)           a reasonable time prior to the filing of the Shelf Registration Statement, any Prospectus, any amendment to the Shelf Registration Statement or amendment or supplement to a Prospectus (excluding any document that is to be incorporated by reference into the Shelf Registration Statement or a Prospectus after initial filing of such Registration Statement), provide copies of such document to the Majority Holders of Registrable Securities and their counsel and make such of the representatives of the Issuers as shall be reasonably requested by the Majority Holders of Registrable Securities or their counsel available for discussion of such document; and the Issuers shall not, at any time after initial filing of the Shelf Registration Statement, file any Prospectus, any amendment of or supplement to the Shelf Registration Statement or a Prospectus, (excluding any document that is to be incorporated by reference into the Shelf Registration Statement or a Prospectus), of which the Majority Holders of Registrable Securities and their counsel shall not have previously been advised and furnished a copy and shall give good faith consideration to their comments thereon;

(k)          obtain a CUSIP number for all Registrable Securities not later than the effective date of a Registration Statement, and use their commercially reasonable efforts to provide that such CUSIP number be the same CUSIP number as the Company’s existing Senior Floating Rate Notes due 2012 (CUSIP No. 12619AAA3);

(l)           cause the Indenture to be qualified under the Trust Indenture Act in connection with the registration of the Registrable Securities; cooperate with the Trustee and the Holders to effect such changes to the Indenture as may be required for the Indenture to be so qualified in accordance with the terms of the Trust Indenture Act; and execute, and use their commercially reasonable efforts to cause the Trustee to execute, all documents as may be required to effect such changes and all other forms and documents required to be filed with the SEC to enable the Indenture to be so qualified in a timely manner;

(m)         in the case of an Underwritten Offering off of the Shelf Registration, make available for inspection by a representative of the Holders of the Registrable Securities (an “Inspector”), any Underwriter participating in any disposition pursuant to such Shelf Registration Statement, and one firm of attorneys and one firm of accountants designated by the Inspector, at reasonable times and in a reasonable manner, all pertinent financial and other records, documents and properties of the Issuers, and cause the respective officers, directors and employees of the Issuers to supply all information reasonably requested by any such Inspector, Underwriter, attorney or accountant in connection with an Underwritten Offering off of the Shelf Registration Statement; provided that if any such information is identified by the Issuers as being confidential or proprietary, each Person receiving such information shall take such actions as are reasonably necessary to protect the confidentiality of such information to the extent such action is otherwise not inconsistent with, an impairment of or in derogation of the rights and interests of any Inspector, Holder or Underwriter and shall sign customary confidentiality agreements reasonably requested by the Issuers prior to the receipt of such information;

(n)          use their commercially reasonable efforts to cause all Registrable Securities to be listed on any securities exchange or any automated quotation system on which the similar securities issued under the Indenture are then listed;

(o)          if reasonably requested by any Holder of Registrable Securities covered by the Shelf Registration Statement, promptly incorporate in a Prospectus supplement or post-effective amendment such information with respect to such Holder as such Holder reasonably requests to be included therein and make all required filings of such Prospectus supplement or such post-effective amendment as soon as the Company has received notification of the matters to be incorporated in such filing; and

(p)          in the case of an Underwritten Offering off of the Shelf Registration, enter into such customary agreements and take all such other actions in connection therewith (including those requested by the Holders of a majority in principal amount of the Registrable Securities being sold) in order to expedite or facilitate the disposition of such Registrable Securities including, but not limited to, an Underwritten Offering and in such connection, (i) to the extent possible, make such representations and warranties to the Holders and any Underwriters of such Registrable Securities with respect to the business of the Company and its subsidiaries, the Shelf Registration Statement, Prospectus and documents incorporated by reference or deemed incorporated by reference, if any, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested, (ii) obtain opinions of counsel to the Issuers (which counsel and opinions, in form, scope and substance, shall be reasonably satisfactory to the Holders and such Underwriters and their respective counsel) addressed to each selling Holder and Underwriter of Registrable Securities, covering the matters customarily covered in opinions requested in underwritten offerings, (iii) use commercially reasonable efforts to obtain “comfort” letters from the independent certified public accountants of the Issuers (and, if necessary, any other certified public accountant of any subsidiary of the Company or any Guarantor, or of any business acquired by the Company or any Guarantor for which financial statements and financial data are or are required to be included in the Shelf Registration Statement) addressed to each selling Holder and Underwriter of Registrable Securities, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings and (iv) deliver such documents and certificates as may be reasonably requested by the Holders of a majority in principal amount of the Registrable Securities being sold or the Underwriters, and which are customarily delivered in underwritten offerings, to evidence the continued validity of the representations and warranties of the Issuers made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in an underwriting agreement; provided, however, that in the event of an Underwritten Offering off of the Shelf Registration for the benefit of the Purchasers, the Purchasers shall be limited to one opinion of counsel to the Issuers and one “comfort letter.”

With respect to the Shelf Registration Statement, the Company may require each Holder of Registrable Securities to furnish to the Company such information regarding such Holder (including, without limitation, a customary selling Holder questionnaire) and the proposed disposition by such Holder of such Registrable Securities as the Issuers may from time to time reasonably request in writing.

Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Issuers of the happening of any event of the kind described in Section 3(e)(iii) or 3(e)(v) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3(i) hereof and, if so directed by the Issuers, such Holder will deliver to the Issuers all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities that is current at the time of receipt of such notice.

If the Issuers shall give any such notice to suspend the disposition of Registrable Securities pursuant to the Shelf Registration Statement, the Issuers shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date when the Holders shall have received copies of the supplemented or amended Prospectus necessary to resume such dispositions. The Issuers may give any such notice only twice during any 365-day period and any such suspensions shall not exceed 60 days (plus any time required in connection with updating the Shelf Registration Statement in accordance with Section 10(a)(3) of the Securities Act) per year for all extensions.

The Holders of Registrable Securities covered by the Shelf Registration Statement who desire to do so may sell such Registrable Securities in an Underwritten Offering. In any such Underwritten Offering, the investment banker or investment bankers and manager or managers (the “Underwriters”) that will administer the offering will be selected by the Majority Holders of the Registrable Securities included in such offering with the Company’s consent, not to be unreasonably withheld.

4.	Indemnification and Contribution.

(a) The Issuers, jointly and severally, agree to indemnify and hold harmless each Holder, their respective affiliates, directors and officers and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all out-of-pocket losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or any Prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Holder furnished to the Company in writing through the Purchasers or any selling Holder expressly for use therein. In connection with any Underwritten Offering permitted by Section 3, the Issuers, jointly and severally, will also indemnify the Underwriters, if any, selling brokers, dealers and similar securities industry professionals participating in the distribution, their respective affiliates and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders, if requested in connection with any Registration Statement. Notwithstanding the foregoing, with respect to any untrue statement in or omission from any related preliminary Prospectus, the indemnity agreement contained in this Section 4 shall not inure to the benefit of any Holder from whom the person asserting any such loss, claim, damage or liability received Securities to the extent that such loss, claim, damage or liability of or with respect to such Holder results from the fact that both (i) a copy of the final Prospectus was not sent or given to such person at or prior to the written confirmation of the sale of such Securities to such person and (ii) the untrue statement in or omission from the related preliminary Prospectus was corrected in the final Prospectus unless, in either case, such failure to deliver the final Prospectus was the result of non-compliance by the Company and the Guarantors with Section 2(a), 3(c) or 3(g) hereof.

(a)          Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, the Guarantors and the other selling Holders, their respective affiliates, the directors of the Issuers, each officer of the Issuers who signed the Shelf Registration Statement and each Person, if any, who controls the Company, the Guarantors, the Purchasers and any other selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Holder furnished to the Company in writing by such Holder expressly for use in the Shelf Registration Statement and any Prospectus; provided, that the liability of each Holder hereunder shall be limited to the proportion of any such losses, claims, damages and liabilities which is equal to the proportion that the public offering price of the Securities sold by such Holder under such Registration Statement bears to the total public offering price of all Securities sold thereunder, but not to exceed the net proceeds received by such Holder from the sale of Registrable Securities covered by such Registration Statement.

(b)          If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such Person (the “Indemnified Person”) shall promptly notify the Person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 4 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying

Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 4. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 4 that the Indemnifying Person may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed in writing to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm (x) for any Holder, its affiliates, directors and officers and any control Persons of such Holder shall be designated in writing by the Majority Holders and (y) in all other cases shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment, as required by paragraphs (a) and (b) of this Section 4. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for the reasonable fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by the Indemnifying Person of such request, (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement and (iii) such Indemnified Person shall have given the Indemnifying Person at least 30 days prior written notice of its intention to settle. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding.

(c)          If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuers from the issuance of the Securities to the Purchasers on the Closing Date, on the one hand, and by the Holders from receiving Securities registered under the Securities Act, on the other hand, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Issuers on the one hand and the Holders on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Issuers on the one hand and the Holders on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers or by the Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(d)          The Issuers and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such party in connection with any such action or claim. Notwithstanding the provisions of this Section 4, in no event shall a Holder be required to contribute any amount in excess of the amount by which the total price at which the Securities sold by such Holder exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)          The remedies provided for in this Section 4 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

(f)           The indemnity and contribution provisions contained in this Section 4 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Purchasers or any Holder, their respective affiliates or any Person controlling the Purchasers or any Holder, or by or on behalf of the Issuers, their respective affiliates or the officers or directors of or any Person controlling the Issuers and (iii) any sale of Registrable Securities pursuant to the Shelf Registration Statement.

5.	General.

(a)          No Inconsistent Agreements. The Issuers represent, warrant and agree that (i) the rights granted to the Purchasers hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of any other outstanding securities issued or guaranteed by the Company or any Guarantor under any other agreement and (ii) neither the Company nor any Guarantor has entered into, or on or after the date of this Agreement will enter into, any agreement that is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.

(b)          Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Issuers have obtained the written consent of Holders of at least a majority in aggregate principal amount of the outstanding Registrable Securities affected by such amendment, modification, supplement, waiver or consent; provided that no amendment, modification, supplement, waiver or consent to any departure from the provisions of Section 4 hereof shall be effective as against any Holder of Registrable Securities unless consented to in writing by such Holder. Any amendments, modifications, supplements, waivers or consents pursuant to this Section 5(b) shall be by a writing executed by each of the parties hereto.

(c)          Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery (i) if to a Holder, at the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 5(c), which address initially is, with respect to the Purchasers, the address set forth in the Purchase Agreement; (ii) if to the Issuers, initially at the Company’s address set forth in the Purchase Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 5(c); and (iii) to such other persons at their respective addresses as provided in the Purchase Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 5(c). All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery. Copies of all such notices, demands or other communications shall be concurrently delivered by the Person giving the same to the Trustee, at the address specified in the Indenture.

(d)          Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties; provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Purchase Agreement or the Indenture; provided, further that the registration rights set forth in this Agreement are for the sole benefit of the Purchasers and not for the benefit of any subsequent holder or holders of the Securities. Notwithstanding anything to the contrary contained in this Agreement, the registration rights set forth in this Agreement are for the benefit of subsequent holders of the Securities that are affiliates of the Purchasers.

(e)          Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f)           Headings. The headings in this Agreement are for convenience of reference only, are not a part of this Agreement and shall not limit or otherwise affect the meaning hereof.

(g)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(h)          Miscellaneous. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Issuers and the Purchasers shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CPG INTERNATIONAL INC.
CPG INTERNATIONAL I INC.
SCRANTON PRODUCTS INC.
AZEK BUILDING PRODUCTS INC.
SANTANA PRODUCTS INC.
	By:	/s/ SCOTT HARRISON
	Name:	Scott Harrison
	Title:	Executive Vice President and
Dated: January 31, 2007		Chief Financial Officer

CPG SUB I CORPORATION
VYCOM CORP.
SANATEC SUB I CORPORATION
VC SUB I CORPORATION
By:	/s/ AMY BEVACQUA
Name:	Amy Bevacqua
Title:	Secretary

Confirmed and accepted as of the date first above written:

AEA MEZZANINE FUNDING LLC
By:	/s/ JOSEPH D. CARRABINO, JR.
Name:	Joseph D. Carrabino, Jr.
Title:	President

AEA MEZZANINE (UNLEVERAGED) FUND LP

By:	AEA Mezzanine Partners LP,
its General Partner
By:	AEA Mezzanine Management GP LLC,
its General Partner
By:	/s/ JOSEPH D. CARRABINO, JR.
Name:	Joseph D. Carrabino, Jr.
Title:	President

EXHIBIT A

SUBSIDIARIES

SCRANTON PRODUCTS INC.

AZEK BUILDING PRODUCTS INC.

SANTANA PRODUCTS INC.

CPG SUB I CORPORATION

VYCOM CORP.

SANATEC SUB I CORPORATION

VC SUB I CORPORATION